Exhibit 10.1

GUARANTEE

            THIS GUARANTEE is issued on August 31, 2005 by Avon Products, Inc. (the “Guarantor”) in favor of the Holders defined below.

            WHEREAS, the Guarantor has agreed to guarantee the payment of certain short-term Notes which Avon Capital Corporation (the “Issuer”) may from time to time issue in an aggregate amount not exceeding $1,000,000,000 at any time outstanding, such Notes to be issued in denominations of at least $250,000 each (with integral increments of $1,000 in excess thereof) having maturity dates at the time of issuance of not more than 270 days.

NOW, THEREFORE, the Guarantor agrees as follows:

1.	Interpretation

1.01	In this Guarantee:

“Agency Agreement” means the issuing and paying agency agreement dated February 24, 1988 between the Issuer and the Agent, as amended;

“Agent” means JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank) as issuing and paying agent for the Notes, or any successor thereto;

“Guaranteed Obligations” means the payment and other obligations of the Issuer in respect of the Notes referred to in Clause 2;

“Holder” in relation to any Note means, at any time, the person who is the bearer of such Note, in the case of bearer Notes, or otherwise the person named in such Note as the payee;

“Note” means any Note from time to time issued by the Issuer, in accordance with the provisions of the Agency Agreement.

1.02	Clause Headings are for ease of reference only.

2.	Guarantee

2.01	The Guarantor hereby unconditionally and irrevocably guarantees the Holder of each Note the due and punctual payment of any sum payable under the Note as and when the same shall become due and payable, to the effect that, if the Issuer shall default in a payment when due of any monies expressed to be payable under such Note the Guarantor shall forthwith unconditionally pay to the Holder in the currency and in the manner prescribed by the Note the monies in regard to which such default has been made.

2.02	As between the Guarantor and the Holders, the Guarantor shall not be discharged, nor shall its liability be affected, by anything which would otherwise discharge it or affect its liability as a guarantor (including (1) any time, indulgence, waiver or consent at any time given to the Issuer, (2) any amendment to the Notes, (3) the making or absence of any demand of the Issuer, (4) the enforcement or absence of enforcement of the Notes, (5) the dissolution, amalgamation, reconstruction or reorganization of the Issuer or (6) the illegality, invalidity or unenforceability of or any defect in the provisions of the Note or any of the Issuer’s obligations thereunder).

2.03	The Guarantor’s obligations under this Guarantee are and will remain in full force and effect by way of continuing security until no sum remains payable under the Notes, provided, that if any payment made by the Issuer in respect of a Note, or any part thereof, is subsequently recovered from the holder of such Note under applicable bankruptcy, insolvency or similar laws, the guarantee set forth hereunder in respect of such Note shall be reinstated to the extent of the amount so recovered. Furthermore, those obligations of the Guarantor are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favor of any person, whether from the Guarantor or otherwise. The Guarantor irrevocably waives all notices and demands whatsoever.

2.04	So long as any sum remains due and payable under the Notes (1) any right of the Guarantor, by reason of performance of any of its obligations under this Guarantee, to be indemnified by the Issuer or to take the benefit of or enforce any security or other guarantee or indemnity shall not be exercised or enforced by the Guarantor; and (2) any amount received or recovered by the Guarantor as a result of any exercise of any such right shall be held in trust for the Holders and paid to such Holder on demand.

3.	Preservation of Rights

No Holder shall be obliged to take any action or obtain judgment in any court against the Issuer or to make or file any proof or claim in a liquidation or insolvency of the Issuer and the Guarantor hereby expressly waives in respect of any relevant Note presentment, demand and protest and notice of dishonor.

4.	Guarantee

4.01	The Guarantor hereby acknowledges the right of every Holder to the protection of this Guarantee.

4.02	The Guarantor hereby acknowledges and covenants that the obligations binding upon it contained herein are owed to, and shall be for the benefit of, each and every Holder.

4.03	Each Holder shall be entitled severally to enforce the said obligations against the Guarantor.

4.04	This Guarantee supersedes and replaces all earlier guarantees provided by the Guarantor to the Holders.

5.	Provisions Severable

Each of the provisions in this Guarantee shall be severable and distinct from the others and the illegality, invalidity or unenforceability of any one or more provisions under the law of any jurisdiction shall not affect or impair the legality, validity or enforceability of any other provisions in that jurisdiction nor the legality, validity or enforceability of any provisions under the law of any other jurisdiction.

6.	Notices

Any demands or other communication by any Holder of any Note upon the Guarantor shall be deemed to be duly served upon the Guarantor if served upon the Guarantor by letter or facsimile addressed to the Guarantor at:

Avon Products, Inc.
1345 Avenue of the Americas
New York, New York 10105-0196

Attention: Dennis Ling
Fax No.: (212) 282-6117

Provided that any demand made of the Guarantor hereunder shall be effective only when received by the Guarantor.

7.	Benefit of Agreement

This agreement shall inure to the benefit of each Holder but the Guarantor may not assign or transfer all of any of its rights, benefits and obligations hereunder.

8.	Governing Law and Jurisdiction

8.01	This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. In relation to any legal action or proceedings with respect to this Guarantee, the Guarantor, for the benefit of each Holder, irrevocably submits to the jurisdiction of federal and state courts located in the City and State of New York and waives any objection to such action or proceedings on the ground of venue or on the grounds that it or they have been brought in an inconvenient forum.

8.02	The Guarantor irrevocably appoints its General Counsel to receive, for it and on its behalf, service of process in any legal action or proceedings in relation to this Guarantee in the Courts referred to in Clause 8.01. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Guarantor). If for any reason such process agent ceases to be able to act as such or no longer has an address in the City and State of New York, the Guarantor irrevocably agrees to appoint a substitute process agent in the City and State of New York. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

            IN WITNESS WHEREOF, this Guarantee has been executed by a duly authorized officer of the Guarantor the day and year first before written.

BY:	/s/ Dennis Ling

Name:	Dennis Ling
Title:	Senior Vice President,
Global Finance and Treasurer